EXHIBIT (a)(1)(i)

Offer to Purchase for Cash

by

MULTIMEDIA GAMES, INC.

of

Up to $25,000,000 in Value of its Common Stock

(including the Associated Preferred Share Purchase Rights)

at a Purchase Price not greater than $13.50

nor less than $12.25 per share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 10, 2007,

UNLESS THE TENDER OFFER IS EXTENDED.

Multimedia Games, Inc., a Texas corporation (the “Company,” “we” or “us”), invites our shareholders to tender up to $25,000,000 in value of our common stock and the associated preferred share purchase rights, for purchase by us at a price not greater than $13.50 nor less than $12.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

On the terms and subject to the conditions of the tender offer, we will determine a single per share price not greater than $13.50 nor less than $12.25, net to the seller in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price (in multiples of $0.10 above $12.25) within the price range specified above that will allow us to purchase up to $25,000,000 in value of shares. Based on the purchase price of not greater than $13.50 and not less than $12.25 per share, Multimedia could repurchase a maximum of 2,040,816 shares and a minimum of 1,851,852 shares. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly following the expiration of the tender offer.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

Our current directors and executive officers have advised us that they do not intend to tender any of their shares in the tender offer. See Section 11.

Our shares are listed and traded on the Nasdaq Global Select Market under the symbol “MGAM”. On May 25, 2007, the last full trading day prior to announcement of the tender offer, the last reported sale price of our common stock on the Nasdaq Global Select Market was $11.87. On June 7, 2007, the last full trading day prior to commencement of the tender offer, the last reported sale price of our common stock was $12.36. See Section 8.

Our board of directors has approved the tender offer. However, neither we nor any member of our board of directors, Bear, Stearns & Co. Inc. (the “Dealer Manager”) or Mackenzie Partners, Inc. (the “Information Agent”) makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this offer to purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

If you have questions or need assistance, you should contact the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or related materials, you should contact the Information Agent.

The Dealer Manager for the Tender Offer is:

Bear, Stearns & Co. Inc.

June 8, 2007

IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the tender offer expires at 5:00 p.m., New York City time, on Tuesday, July 10, 2007 or any later time and date to which the tender offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

•

If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary for the tender offer (“Depositary”); or

•

If you are an institution participating in The Depository Trust Company, which we refer to as the “Book-Entry Transfer Facility”, tender your shares according to the procedure for book-entry transfer described in Section 3.

SHAREHOLDERS ARE ADVISED THAT THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER OFFER.

TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO THE TENDER OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WANT TO TENDER YOUR SHARES.

If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled “Shares Tendered at Price Determined Under the Tender Offer” in the section captioned “Price (in Dollars) Per Share at Which Shares are Being Tendered” in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $12.25 per share. On May 25, 2007, the last full trading day prior to announcement of the tender offer, the last reported sale price of our common stock on the Nasdaq Global Select Market was $11.87. On June 7, 2007, the last full trading day prior to commencement of the tender offer, the last reported sale price of our common stock on the Nasdaq Global Select Market was $12.36. The lower end of the price range for the tender offer is therefore below the current market price for the shares.

We are not making the tender offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to shareholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our,” or “us”. We refer to shares of our common stock as “shares”. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the details of the tender offer. To be helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?

Multimedia Games, Inc.

WHAT IS THE PURPOSE OF THE TENDER OFFER?

We have evaluated our operations, strategy and expectations for the future and believe that the tender offer is a prudent use of our financial resources given our capital position and current market price of our shares. We believe that investing in our own shares is an attractive use of capital and an efficient means to provide value to our shareholders.

We believe that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or, under certain circumstances, all of their investment if they so elect. The tender offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the tender offer, shareholders who choose not to participate in the tender offer automatically increase their relative percentage ownership interest in us and our future operations.

The tender offer also provides our shareholders with the opportunity to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the tender offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

HOW MANY SHARES WILL YOU PURCHASE IN THE TENDER OFFER?

We are offering to purchase up to $25,000,000 in value of shares of our common stock, $0.01 par value per share, including the associated preferred share purchase rights. At the maximum purchase price of $13.50 per share, we could purchase 1,851,852 shares, which would represent approximately 6.65% of our issued and outstanding common stock as of May 31, 2007. At the minimum purchase price of $12.25 per share, we could purchase 2,040,816 shares, which would represent approximately 7.32% of our issued and outstanding common stock as of May 31, 2007. If, based on the purchase price, we determine more than $25,000,000 in value of shares are properly tendered and not properly withdrawn, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). The tender offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 7.

WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE AND WHAT WILL BE THE FORM OF PAYMENT?

We are conducting the tender offer through a procedure commonly called a “modified Dutch Auction.”

This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The lowest price that may be specified is $12.25. The prices that may be specified increase in increments of $0.10 up to $13.45 and the highest price that may be specified is $13.50. We will select the lowest purchase price that will allow us to buy $25,000,000 in value of shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. Based on the purchase price of not greater than $13.50 and not less than $12.25 per share, we could repurchase a maximum of 2,040,816 shares and a minimum of 1,851,852 shares. We will purchase all shares at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us. No separate consideration will be paid for the associated preferred share purchase rights.

If you wish to maximize the chance that we will purchase your shares, you should check the box under the caption “Shares Tendered at Price Determined Under the Tender Offer” in the box entitled “Price (in Dollars) Per Share at Which Shares are Being Tendered” in the Letter of Transmittal indicating that you will accept the purchase price selected by us. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $12.25 per share. If we purchase your shares in the tender offer, we will pay you the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 5.

WHAT ARE THE “ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS”?

The associated preferred share purchase rights were issued to all shareholders but are not represented by a separate document. Instead, they are represented by the certificates for your shares. Unless the context otherwise requires, all references to “shares” include the associated preferred share purchase rights, and, unless these rights are redeemed prior to the expiration of the tender offer, a tender of shares will include a tender of the associated rights. See Section 8 for a description of the rights and the agreement under which the rights were issued.

HOW WILL YOU PAY FOR THE SHARES?

Assuming a sufficient number of shares are tendered, we will expend $25 million to purchase such shares. We expect that the maximum aggregate cost, including all fees and expenses applicable to the tender offer, will be approximately $25,500,000. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses, from cash on hand and by borrowing up to approximately $25,000,000 under our secured revolving credit facility and using cash on hand. See Section 7 and Section 9.

HOW LONG DO I HAVE TO TENDER MY SHARES?

You may tender your shares until the tender offer expires. The tender offer will expire on Tuesday, July 10, 2007, at 5:00 p.m., New York City time, unless we extend the tender offer (such date and time, as they may be extended, “Expiration Time”). See Section 1. We may choose to extend the tender offer at any time during the tender offer and for any reason. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. See Section 1 and Section 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it likely has an earlier deadline for you to act to instruct it to accept the tender offer on your behalf. We urge you to contact the broker, dealer, commercial trust company or other nominee to find out its deadline.

CAN THE TENDER OFFER BE EXTENDED, AMENDED OR TERMINATED, AND UNDER WHAT CIRCUMSTANCES?

We can extend or amend the tender offer in our discretion, subject to applicable laws. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 15. We can terminate the tender offer under certain circumstances. See Section 7 and Section 15.

HOW WILL I BE NOTIFIED IF YOU EXTEND THE TENDER OFFER OR AMEND THE TERMS OF THE TENDER OFFER?

If we extend the tender offer we will issue a press release announcing the extension and new Expiration Time by 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time of the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 15.

ARE THERE ANY CONDITIONS TO THE TENDER OFFER?

Yes. Our obligation to accept for payment and pay for your tendered shares depends upon certain customary conditions that must be satisfied or waived prior to the Expiration Time. See Section 7.

HOW DO I TENDER MY SHARES?

If you want to tender all or part of your shares, you must do one of the following before the Expiration Time:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

•

If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the Depositary for the tender offer at its address shown on the Letter of Transmittal;

•	If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3; or

If you wish to maximize the chance that we will purchase your shares, you should check the box in the section captioned “Shares Tendered at Price Determined Under the Tender Offer” in the box entitled “Price (in Dollars) Per Share at Which Shares are Being Tendered” in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $12.25 per share.

You may contact the Dealer Manager, the Information Agent or your broker or other financial or tax advisors for assistance. The contact information for the Dealer Manager and the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THIS TENDER OFFER

HOW DO HOLDERS OF VESTED STOCK OPTIONS PARTICIPATE IN THE TENDER OFFER?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the tender offer. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer. See Section 3.

ONCE I HAVE TENDERED SHARES IN THE TENDER OFFER, CAN I WITHDRAW MY TENDERED SHARES?

Yes. You may withdraw any shares you have tendered at any time before the Expiration Time, unless we extend the tender offer, in which case you can withdraw your shares until the expiration of the tender offer as extended. In addition, if we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after Thursday, August 9, 2007. See Section 4.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

IN WHAT ORDER WILL YOU PURCHASE THE TENDERED SHARES?

We will purchase shares:

•

first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the Expiration Time;

•

second, after purchasing the shares from the “odd lot” holders, from all other shareholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis if the tender offer has been oversubscribed; and

•

third, only if necessary to permit us to purchase $25,000,000 in value of shares (or such amount as we may elect to pay, subject to applicable law), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

WHAT DOES THE BOARD OF DIRECTORS THINK OF THE TENDER OFFER?

Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. You should discuss whether to tender your shares with your broker or other financial or tax advisors. See Section 2.

WILL YOUR DIRECTORS AND EXECUTIVE OFFICERS TENDER SHARES IN THE TENDER OFFER?

Our current directors and executive officers have advised us that they do not intend to tender any of their shares in the tender offer. Accordingly, if we complete the tender offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the tender offer. See Section 11.

IF I DECIDE NOT TO TENDER, HOW WILL THE TENDER OFFER AFFECT MY SHARES?

Upon the completion of the tender offer, non-tendering shareholders will realize a proportionate increase in their relative equity interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. As a result of the tender offer and the borrowings that will be outstanding under our secured revolving credit facility following the tender offer, our level of shareholders’ equity will decline and our total liabilities including indebtedness will increase. See Section 2 and Section 9.

FOLLOWING THE TENDER OFFER, WILL YOU CONTINUE AS A PUBLIC COMPANY?

Yes. We believe that our shares will continue to meet the listing requirements of the Nasdaq Global Select Market, and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2 and Section 7.

WHEN AND HOW WILL YOU PAY ME FOR THE SHARES I TENDER?

We will pay the purchase price, in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, American Stock Transfer & Trust Company, promptly after the Expiration Time of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 1 and Section 5.

WHAT IS THE RECENT MARKET PRICE OF MY SHARES?

On May 25, 2007, the last full trading day prior to announcement of the tender offer, the last reported sale price of our common stock on the Nasdaq Global Select Market was $11.87. On June 7, 2007, the last full trading day prior to commencement of the tender offer, the last reported sale price of our common stock on the Nasdaq Global Select Market was $12.36. The lower end of the price range for the tender offer is below the current market price for the shares. We recommend that you obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

DOES THE COMPANY INTEND TO REPURCHASE ANY SHARES OTHER THAN PURSUANT TO THE TENDER OFFER DURING OR AFTER THE TENDER OFFER?

The Board of Directors currently does not have any plans for the Company to purchase any additional shares of the Company’s common stock outside of the tender offer. If the Board were to consider making additional purchases, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the tender offer, until at least 10 business days after the Expiration Time. Accordingly, any additional purchases outside the tender offer may not be consummated until at least 10 business days after the Expiration Time. See Section 17.

WILL I HAVE TO PAY BROKERAGE COMMISSION IF I TENDER MY SHARES?

If you are a registered shareholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or a bank, we urge you to consult your broker or bank to determine whether any transaction costs are applicable. See the Introduction, Section 3 and Section 16.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

Generally, your receipt of cash from us in exchange for the shares you tender will be a taxable transaction for United States federal income tax purposes. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution which will be taxable as a dividend to the extent of our earnings and profits. If paid to non-corporate taxpayers, this dividend may be eligible for a reduced federal rate of taxation of 15% or less. See Section 14. Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 14.

All shareholders should review the discussions in Section 14 regards tax issues and consult their tax advisors regarding the tax effects of a tender of shares.

WILL I HAVE TO PAY STOCK TRANSFER TAX IF I TENDER MY SHARES?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

WHO IS THE CONTACT FOR QUESTIONS ABOUT THE TENDER OFFER?

The Dealer Manager or the Information Agent can help answer your questions. The Dealer Manager is Bear, Stearns & Co. Inc. and the Information Agent is MacKenzie Partners, Inc. Their contact information is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains a number of forward-looking statements that are not historical facts and may constitute projections or forecasts, including, among others, statements dealing with the benefits that the tender offer may provide to the Company’s shareholders, the date on which the Company will announce the purchase price, the final proration factor or pay for tendered shares, the Company’s possession of sufficient capital to fund its operations, the repurchase of additional shares in the future, the fees and expenses it will incur in connection with the tender offer, the listing and tradability of the common stock after the tender offer is completed and the continued treatment of its common stock as margin securities. Such statements only reflect our best assessment at this time, and may include the use of terminology such as “may,” “will,” “would,” “could,” “should,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “believe,” “forecast” and similar expressions to identify forward looking statements, but some of these statements may use other phrasing. The Company cautions readers that the important factors set forth below, as well as other factors, could cause the Company’s actual results to differ materially from the statements contained in this Offer to Purchase. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Important factors that could cause actual results to differ materially from those implicit in the Company’s forward-looking statements include, without limitation, the following:

•	the number of shares tendered in the tender offer and the number of shareholders who sell all of their shares in the tender offer;

•	the price at which the Company ultimately determines to purchase shares in the tender offer;

•	the Company’s future cash needs following the tender offer;

•

the continuing risks to our financial condition and operations from regulatory developments, ongoing competitive pressures, the failure of customers to place terminals and units into operation, the removal of terminals from facilities of existing customers and the failure of one or more of our projected revenue sources or significant development opportunities to generate anticipated revenues; and

•	the other risks detailed from time to time in our SEC reports.

In addition, please refer to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, which is incorporated by reference herein, for information on these and other risk factors. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

INTRODUCTION

TO THE HOLDERS OF COMMON STOCK OF MULTIMEDIA GAMES, INC.:

We invite our shareholders to tender up to $25,000,000 in value of shares of our common stock, $.01 par value per share, including the associated preferred share purchase rights, for purchase by us at a price not greater than $13.50 nor less than $12.25 per share, net to the seller in cash, without interest, on the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

On the terms and subject to the conditions of the tender offer, we will determine a single per share price, not greater than $13.50 nor less than $12.25 per share, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by tendering shareholders. We will select the lowest purchase price that will allow us to buy up to $25,000,000 in value of shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will acquire all shares in the tender offer at the same purchase price, on the terms and subject to the conditions of the tender offer, including proration provisions.

We will only purchase shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1.

In addition, holders of vested but unexercised options to purchase shares outstanding under our stock option plans may exercise those options and tender some or all of the shares issued upon such exercise.

Unless the context otherwise requires, all references to shares in this Offer to Purchase and the documents related to the tender offer include the associated preferred share purchase rights, and, unless the rights are redeemed prior to the Expiration Time of the tender offer, a tender of shares will also be a tender of the associated preferred share purchase rights. See Section 8 for a description of the rights and the agreement under which the rights were issued.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

We have evaluated our operations, strategy and expectations for the future and believe that the tender offer is a prudent use of our financial resources given our capital position and the current market price of our shares. We believe that our financial performance will provide the necessary resources to allow us to improve our operations, grow our business and provide adequate financial flexibility.

We have entered into a new credit agreement that provides a $150 million secured revolving credit facility. Cash on hand and borrowings under our new secured revolving credit facility will be used to finance the tender offer.

Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2.

Our current directors and executive officers have advised us that they do not intend to tender any of their shares in the tender offer. Accordingly, if we complete the tender offer the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the tender offer. See Section 11.

On the terms and subject to the conditions of the tender offer, if at the expiration of the tender offer more than $25,000,000 in value of shares (or such greater amount as we should elect to pay, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

•

first, from all holders of “odd lots” of less than 100 shares who properly tender all their shares at or below the purchase price selected by us and do not properly withdraw them before the Expiration Time;

•

second, after purchasing shares from the “odd lot” holders, from all other shareholders who properly tendered shares at or below the purchase price selected by us, on a pro rata basis, if the tender offer has been oversubscribed; and

•

third, only if necessary to permit us to purchase up to $25,000,000 in value of shares (or such amount as we should elect to pay, subject to applicable law), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price.

See Section 1, Section 5 and Section 6 for additional information concerning priority, proration and conditional tender procedures.

We will pay the purchase price net to the tendering shareholders in cash, without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares in the tender offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if shareholders tender shares through such nominees and not directly to the Depositary.

HOWEVER, ANY TENDERING UNITED STATES HOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE RELATED LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING UNITED STATES HOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING AND BACKUP WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. SEE SECTION 14 REGARDING CERTAIN TAX CONSEQUENCES OF THE TENDER OFFER.

We will pay all fees and expenses incurred in connection with the tender offer by the Depositary, the Dealer Manager and the Information Agent. See Section 16.

As of May 31, 2007, there were 27,866,402 shares of our common stock issued and outstanding. At the maximum price of $13.50 per share, we could purchase up to 1,851,852 shares which would represent approximately 6.65% of the total number of issued and outstanding shares of our common stock as of May 31, 2007. At the minimum purchase price of $12.25 per share, we could purchase up to 2,040,816 shares, which would represent approximately 7.32% of the total number of issued and outstanding shares of our common stock as of May 31, 2007. Our shares are listed and traded on the Nasdaq Global Select Market under the symbol “MGAM.” On May 25, 2007, the last full trading day prior to announcement of the tender offer, the last reported sale price of our common stock on the Nasdaq Global Select Market was $11.87. On June 7, 2007, the last full trading day prior to the announcement of our intention to commence the tender offer, the last reported sale price of our common stock was $12.36 per share. The lower end of the price range for the tender offer is below the current market price for the shares. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES. SEE SECTION 8.

THE TENDER OFFER

SECTION 1. NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASES

General.    On the terms and subject to the conditions of the tender offer, we will purchase up to $25,000,000 in value of shares of our common stock or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time at a price not greater than $13.50 nor less than $12.25 per share, net to the seller in cash, without interest.

The term “Expiration Time” means 5:00 p.m., New York City time, on Tuesday, July 10, 2007, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the purchase price determined in the tender offer (which could result in the tendering shareholder receiving a purchase price per share as low as $12.25), or (2) specify the price or prices, not greater than $13.50 nor less than $12.25 per share, at which they are willing to sell their shares to us under the tender offer. Prices may be specified in increments of $0.10. Promptly following the Expiration Time, we will determine a single per share purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $13.50 nor less than $12.25 per share, that will allow us to purchase up to $25,000,000 in value of shares (or such greater amount as we may elect to pay, subject to restrictions in our credit facility and applicable law) or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares in the tender offer at the same purchase price.

We will only purchase shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions of the tender offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered at or below the purchase price. We will return all shares tendered and not purchased pursuant to the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tenders, to the tendering shareholders at our expense promptly following the Expiration Time. By following the Instructions to the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration, except for “odd lots.” The proration period and withdrawal rights also expire on the Expiration Time.

If we:

•	increase the price to be paid for shares above $13.50 per share or decrease the price to be paid for shares below $12.25 per share,

•

increase the value of shares sought in the tender offer and thereby increase the number of shares purchasable in the tender offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

•	decrease the value of shares sought for purchase in the tender offer, and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given to shareholders in the manner specified in Section 15, then the tender offer will be extended until the expiration of such ten business day period. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases.    On the terms and subject to the conditions of the tender offer, if more than $25,000,000 in value of shares (or such greater amount as we may elect to pay, subject to restrictions in our credit facility and applicable law), have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

•	First, we will purchase all shares properly tendered and not properly withdrawn by any odd lot holder who:

•

tenders all shares owned beneficially or of record by such odd lot holder at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by such odd lot holder will not qualify for this preference);

•	completes the box entitled “Odd Lots” in the related Letter of Transmittal;

•	Second, after purchasing the shares from the “odd lot” holders from all other shareholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis; and

•

Third, only if necessary to permit us to purchase $25,000,000 in value of shares (or such greater amount as we may elect to pay, subject to restrictions in our credit facility and applicable law), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

Odd Lots.    For purposes of the tender offer, the term “odd lots” means all shares properly tendered at prices at or below the purchase price selected by us held by a shareholder, an odd lot holder, who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the related Letter of Transmittal.

To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares on the Nasdaq Global Select Market. Any odd lot holder wishing to tender all of the odd lot holder’s shares pursuant to the tender offer should complete the box entitled “Odd Lots” in the Letter of Transmittal.

We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders any shares owned beneficially or of record at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of the right, subject to applicable law.

Proration.    If proration of tendered shares is required, we will determine the proration factor promptly after the Expiration Time. Proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately three business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the tender offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2. PURPOSES OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER

Purposes of the Tender Offer.    The purpose of the tender offer is to provide those shareholders who wish to obtain liquidity for their shares an opportunity to do so without the risk of market price declines, and to provide value to our shareholders. In determining the size and number of shares to purchase in the tender offer, the Board of Directors with the assistance of outside advisors considered a broad range of factors, including our financial condition, operations, competitive position, resources and business prospects, the current market price of our shares and our desire for future financial flexibility. The Board of Directors also considered risks and uncertainties, including the potential for favorable and unfavorable developments relating to our business.

The Board of Directors believes that the modified “Dutch Auction” tender offer set forth herein represents a mechanism to provide most of our shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. This format of repurchase provides a method for shareholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our shareholders. The tender offer also provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales.

We have, from time to time, repurchased shares of common stock as a means of increasing shareholder value. Since June 7, 2005, we have repurchased approximately 294,000 shares of our common stock in the open market for an aggregate of approximately $2.8 million. Depending on the results of our business operations, prevailing economic and market conditions and the market price of our shares, we may continue our repurchase program subsequent to the termination of the tender offer, regardless of the number of shares we purchase in the tender offer. Shares purchased pursuant to our repurchase program may be purchased at prices higher or lower than the tender offer price. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than in the tender offer, until at least ten business days after the Expiration Time. See Section 11.

Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them.

Our current directors and executive officers have advised us that they do not intend to tender any of their shares in the tender offer. Accordingly, if we complete the tender offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the tender offer. See Section 11.

We have entered into a new credit arrangement that consists of a $150 million secured revolving credit facility. Cash on hand and borrowings under our new secured revolving credit facility will be used to finance the tender offer. See Section 9.

Certain Effects of the Tender Offer.    Upon the completion of the tender offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future.

We now have, and after the consummation of the tender offer will have, a significant amount of indebtedness. As of May 31, 2007, on a pro forma basis assuming we repurchased $25,000,000 in value of shares using only amounts borrowed under our revolving credit facility, we would have had total indebtedness of approximately $63.0 million. This level of indebtedness could have important consequences for you, including the following:

•	it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, and debt service requirements and to fund business opportunities;

•	it may limit our flexibility in planning for, or reacting to, changes in our business;

•	it may make us more vulnerable to a downturn in our business or the economy; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

After the tender offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for our needs. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner will not adversely affect our business in the future. Future events may materially adversely affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. See “Forward-Looking Statements.”

Shareholders may be able to sell non-tendered shares in the future on the Nasdaq Global Select Market or otherwise, at a net price significantly higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the tender offer.

Shares that we acquire pursuant to the tender offer will be held as treasury stock.

Our purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares.

Based upon published guidelines of the Nasdaq, we do not believe that our purchase of shares in the tender offer will result in our failure to meet the listing requirements of the Nasdaq. However, the tender offer is conditioned upon us not having determined that the consummation of the tender offer and the purchase of shares would cause us to fail to meet those listing requirements. See Section 7.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our shareholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon us not having determined that the consummation of the tender offer and the purchase of shares may cause our common stock to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 7.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of our shares pursuant to the tender offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations

Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries which is material to us and our subsidiaries, taken as a whole;

•

any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole, except that we have announced a plan to explore the sale of our venture capital portfolio;

•

any material change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (other than our efforts to identify and appoint a new independent director to serve as the seventh member of the Board of Directors, as discussed further in Section 11) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business, except as disclosed in this Offer to Purchase;

•	our Common Stock becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or bylaws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of our shares, modifications of our dividend policy, divestitures and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives. See Section 11.

SECTION 3. PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares.    For shares to be tendered properly pursuant to the tender offer, either the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below, together with:

(a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees,

(b) an Agent’s Message as described below, in the case of a book-entry transfer or

(c) a specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, must be received before the Expiration Time by the Depositary at one of its addresses set forth on the back of this Offer to Purchase.

IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES UNDER THE TENDER OFFER MUST COMPLETE THE SECTION CAPTIONED “PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED” BY EITHER (1) CHECKING THE BOX IN THE SECTION ENTITLED “SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER” OR (2) CHECKING ONE OF THE BOXES IN THE SECTION ENTITLED “SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER,” INDICATING THE PRICE AT WHICH SHARES ARE BEING TENDERED.

Shareholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. TO TENDER SHARES PROPERLY, ONE AND ONLY ONE BOX MUST BE CHECKED IN THE SECTION CAPTIONED “PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED” IN THE LETTER OF TRANSMITTAL.

If tendering shareholders wish to maximize the chance that we will purchase their shares, they should check the box in the section entitled “Shares Tendered at Price Determined Under the Tender Offer” in the Letter of Transmittal under the section captioned “Price (in Dollars) Per Share at Which Shares are Being Tendered.” Note that this election may have the effect of lowering the purchase price and could result in the tendered shares being purchased at the minimum price of $12.25 per share.

If tendering shareholders wish to indicate a specific price (in multiples of $0.10) at which their shares are being tendered, they must check the appropriate box in the section entitled “Shares Tendered at Price Determined by Shareholder” in the section captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the price at or below the purchase price.

IN ADDITION, ODD LOT HOLDERS WHO TENDER ALL OF THEIR SHARES MUST COMPLETE THE SECTION ENTITLED “ODD LOTS” IN THE LETTER OF TRANSMITTAL TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

SHAREHOLDERS HOLDING THEIR SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT THE NOMINEE IN ORDER TO TENDER THEIR SHARES. SHAREHOLDERS WHO HOLD SHARES THROUGH NOMINEES ARE URGED TO CONSULT THEIR NOMINEES TO DETERMINE WHETHER TRANSACTION COSTS MAY APPLY IF SHAREHOLDERS TENDER SHARES THROUGH THE NOMINEES AND NOT DIRECTLY TO THE DEPOSITARY.

Shareholders may tender shares subject to the condition that all, a specified minimum number of shares, or none be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the tender offer and the advisability of making a conditional tender. A conditional tender may result in none of a shareholder’s shares being purchased even if the shareholder tenders at or below the price per share that the Company purchases shares in the tender offer. See Section 6.

SHAREHOLDERS ARE ADVISED THAT THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER OFFER.

Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” on the Letter of Transmittal; or

•

shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing constituting an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility, as described above), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program, (“ATOP”), of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

ALL DELIVERIES IN CONNECTION WITH THE TENDER OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND

NOT TO US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY

Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the tender offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, an Agent’s Message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Time. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry transfer confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Participants in the Book-Entry Transfer Facility may tender their shares in accordance with ATOP to the extent it is available to them for the shares they wish to tender. A shareholder tendering through ATOP must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against that shareholder.

SHAREHOLDERS ARE ADVISED THAT THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER OFFER.

Stock Options.    We are not offering in the tender offer to purchase any stock options outstanding, and tenders of stock options will not be accepted. Holders of vested stock options who wish to participate in the tender offer may exercise their options and purchase shares, and then tender the shares in the tender offer, provided that any exercise of a stock option and tender of shares comply with applicable law and the terms of the applicable plan and option agreements. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon exercise and tendered in the tender offer are not purchased by us for any reason.

Return of Unpurchased Shares.    If any tendered shares are not purchased under the tender offer or are properly withdrawn before the Expiration Time, or if less than all shares evidenced by a shareholder’s certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the tender offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.    A tender of our common stock pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the common stock, or equivalent securities at least equal to the common stock, being tendered, and (2) the tender of common stock complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender common stock for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of common stock tendered in (a) common stock or (b) other securities convertible into or exchangeable or exercisable for common stock and, upon acceptance of the tender, will acquire the common stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the common stock in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to a tender on behalf of another person. Our acceptance for payment of common stock tendered pursuant to the tender offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the tender offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any of the conditions of the tender offer, which waiver will apply to all properly tendered shares. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular shares or any particular shareholder. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notification.

Backup Withholding of U.S. Federal Income Tax.    Payments made to shareholders in the tender offer may be subject to backup withholding (currently at a rate of 28%) of U.S. federal income tax and may be reported to the Internal Revenue Service (“IRS”). A U.S. holder (as defined in Section 13) that is not otherwise exempt from backup withholding can avoid backup withholding by (i) providing the Depositary with its correct taxpayer identification number and certifying that it is not subject to backup withholding on the Substitute Form W-9 included in the Letter of Transmittal, or (ii) otherwise establishing to the satisfaction of the Depository that it is not subject to backup withholding. See Instruction 13 of the Letter of Transmittal.

Payments to certain shareholders (including corporations and certain foreign persons) generally will be exempt from backup withholding. However, to avoid erroneous backup withholding, an exempt U.S. holder should complete the Substitute Form W-9 included in the Letter of Transmittal. To establish an exemption from backup withholding, a non-U.S. holder (as defined in Section 13) must submit an IRS Form W-8BEN (or other applicable IRS Form W-8), signed under penalties of perjury, attesting to its foreign status. This form can be obtained from the Depository or at www.irs.gov. See Instruction 13 of the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

U.S. Federal Withholding Tax on Payments to Non-U.S. Holders.    Non-U.S. holders may be subject to a 30% U.S. federal withholding tax on payments received pursuant to the tender offer. As described in Section 13, a sale of shares pursuant to the tender offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular shareholder’s facts and circumstances. The Depositary generally will treat payments made to non-U.S. holders pursuant to the tender offer as taxable dividends. Accordingly, in compliance with U.S. federal income tax laws, the Depositary will withhold 30% of the gross proceeds payable to a non-U.S. holder unless the holder provides the Depositary with (i) a properly executed IRS Form W-8BEN certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. A non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of shares pursuant to the tender offer satisfies the requirements for sale or exchange treatment described in Section 14 or the holder is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost or Destroyed Certificates.    Shareholders whose certificates for part or all of their shares have been lost, destroyed or stolen may contact American Stock Transfer & Trust Company, the Depositary and transfer agent for our shares, at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. SHAREHOLDERS ARE REQUESTED TO CONTACT THE DEPOSITARY IMMEDIATELY IN ORDER TO PERMIT TIMELY PROCESSING OF THIS DOCUMENTATION.

Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. ANY CERTIFICATES DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

SECTION 4. WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time before the Expiration Time and, unless previously accepted for payment by us under the tender offer, may also be withdrawn at any time after Thursday, August 9, 2007.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent, nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notification.

Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be re-tendered before the Expiration Time by again following one of the procedures described in Section 3.

If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

SECTION 5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

On the terms and subject to the conditions of the tender offer, promptly following the Expiration Time, we will:

•

determine the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders; and

•

accept for payment and pay for (and thereby purchase) up to $25,000,000 in value of shares (or such greater amount as we may elect to pay, subject to restrictions in our credit facility and applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn.

For purposes of the tender offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the purchase price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the Expiration Time, we will accept for purchase and pay a single per share purchase price for all of the shares accepted for payment pursuant to the tender offer. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely book-entry confirmation of shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal, an Agent’s Message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP; and

•	any other required documents.

We will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately three business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering shareholder at our expense.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE, INCLUDING, BUT NOT LIMITED TO, BY REASON OF ANY DELAY IN MAKING PAYMENT. IN ADDITION, IF CERTAIN EVENTS OCCUR, WE MAY NOT BE OBLIGATED TO PURCHASE SHARES PURSUANT TO THE TENDER OFFER. SEE SECTION 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 8 of the Letter of Transmittal.

ANY TENDERING UNITED STATES HOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE UNITED STATES HOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING AND BACKUP WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. SEE SECTION 14.

SECTION 6. CONDITIONAL TENDER OF SHARES

Subject to the exception for odd lot holders, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. We urge each shareholder to consult with his or her own financial or tax advisors.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if more than $25,000,000 in value of shares (or such greater amount as we may elect to pay, subject to restrictions in our credit facility and applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder (tendered pursuant to a Letter of Transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below an amount having an aggregate purchase price of $25,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase $25,000,000 in value of shares (or such greater amount as we may elect to pay, subject to restrictions in our credit facility and applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.

SECTION 7. CONDITIONS OF THE OFFER

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the tender offer and before the Expiration Time any of the following events have occurred (or has been reasonably determined by us to have occurred):

•

there has been threatened or instituted, or is pending, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the tender offer, the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer; or

•

in our reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the tender offer to us as described in Section 2, “Purposes of the Offer; Certain Effects of the Tender Offer—Purposes of the Offer;”

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the tender offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares; or

•

materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries’ business or materially impair the contemplated benefits of the tender offer to us as described in Section 2, “Purposes of the Offer; Certain Effects of the Offer—Purposes of the Offer;”

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to an act of terrorism;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any 10% decrease in the market price of our common stock or a 10% or greater decrease in the Nasdaq Global Select Market Index, Nasdaq Composite Index, Dow Jones Industrial Average, or S&P 500 Composite Index, between the close of business on June 7, 2007, the last full business day prior to commencement of the tender offer and the close of trading on the Expiration Time; or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or on the trading in the shares of our common stock or on the benefits of the tender offer to us as described in Section 2, “Purposes of the Offer; Certain Effects of the Offer—Purposes of the Offer”;

•	in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof; or

•

a tender or exchange offer for any or all of our shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 7, 2007);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 7, 2007, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or any of our subsidiaries’ business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, has or could have a material adverse effect on the benefits of the tender offer to us as described in Section 2, “Purposes of the Offer; Certain Effects of the Offer-Purposes of the Offer;” or

•

the consummation of the tender offer and the purchase of the shares may cause the shares to cease to meet the listing requirements of the Nasdaq Global Select Market or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time prior to the expiration of the tender offer, in our reasonable discretion and to the extent permitted by applicable law; all conditions must be satisfied or waived prior to the expiration of the tender offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time of the tender offer. Any determination by us concerning the events described above will be final and binding on all parties.

SECTION 8. PRICE RANGE OF SHARES

Our common stock is listed and traded on the Nasdaq Global Select Market under the trading symbol “MGAM.” The following table sets forth, for the fiscal quarters indicated, the high and low reported sale prices of our common stock on the Nasdaq Global Select Market.

	HIGH	LOW
Fiscal Year Ended September 30, 2005
First Quarter	$15.84	$11.98
Second Quarter	15.00	7.51
Third Quarter	11.98	6.71
Fourth Quarter	12.80	9.36

Fiscal Year Ended September 30, 2006
First Quarter	$10.93	8.50
Second Quarter	15.26	8.77
Third Quarter	15.14	9.10
Fourth Quarter	10.78	7.99

Fiscal Year Ended September 30, 2007
First Quarter	$10.14	8.92
Second Quarter	12.56	8.97
Third Quarter (through June 7, 2007)	13.24	10.66

On May 25, 2007, the last full trading day prior to announcement of the tender offer, the last reported sale price of our common stock on the Nasdaq Global Select Market was $11.87. On June 7, 2007, the last full trading day prior to commencement of the tender offer, the last reported sale price of our common stock on the Nasdaq Global Select Market was $12.36.

SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES OF COMMON STOCK.

Rights Agreement.    Each share of our common stock has attached to it one right issued pursuant to a Rights Agreement (the “Rights Agreement”), dated as of October 12, 1998, by and between Multimedia Games, Inc. and Corporate Stock Transfer, as Rights Agent. Under the Rights Agreement, each outstanding share of the Company’s common shares is accompanied by one preferred share purchase right at the rate of one one-hundredth for each share of common stock. The rights are not exercisable or transferable apart from the common shares until ten days after a public announcement by us that a person or group has acquired beneficial ownership of 15% or more of our common shares or ten business days (or a later date as determined by our Board of Directors) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group acquiring beneficial ownership of 15% or more of our common shares, subject to certain exceptions set forth therein. Once exercisable, each right would separate from the common shares and be separately tradeable, and, subject to adjustment would entitle its holder to purchase, at the exercise price of $30.00 per right, a number of common shares, or, in certain circumstances, a number of the surviving company’s shares if the Company is not the surviving company. The rights expire on October 23, 2008, unless they are earlier redeemed, exchanged, extended or amended by our Board of Directors.

A further description of the Rights Agreement is included in reports filed by us with the SEC. The description above does not purport to be a complete description and it is qualified in all respects by reference to the Rights Agreement, which is filed as an Exhibit to the Form 8-A filed with the SEC on October 15, 1998, which is incorporated herein by reference.

SECTION 9. SOURCE AND AMOUNT OF FUNDS; RECAPITALIZATION TRANSACTIONS

Source and Amount of Funds.    Assuming the tender offer is fully subscribed, the aggregate purchase price will be $25,000,000. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses from cash on hand and by borrowing up to approximately $250 million under our $150 million secured revolving credit facility.

Secured Revolving Credit Facility.    On April 27, 2007, MGAM Systems, Inc. and MegaBingo, Inc. (together, the “Subsidiaries”), each a Delaware corporation and wholly-owned subsidiary of the Company, entered into a new five-year $150 million Revolving Credit Agreement (the “Credit Agreement”). The Credit Agreement, dated as of April 27, 2007, is made by and among the Subsidiaries, financial institutions from time to time signatory thereto, and Comerica Bank, as agent for such financial institutions (“Comerica Bank” and in such capacity, “Agent”). On June 6, 2007, the Subsidiaries, Comerica Bank and CIT Lending Services Corporation entered into a Letter Agreement amending the Credit Agreement (the “Letter Agreement”). All references to the Credit Agreement herein refer to the Credit Agreement, as amended by the Letter Agreement.

The Credit Agreement provides for a $150 million credit facility, of which (i) up to $10 million is available for the issuance of letters of credit and (ii) up to $7.5 million is available for swing line advances by Comerica Bank. The maturity date under the Credit Agreement is April 27, 2012. The Credit Agreement provides for (i) facility and letter of credit fees based on a grid tied to the Company’s and its subsidiaries’ consolidated total leverage ratio and (ii) interest rates, (A) in the case of revolving credit advances, based on prime, federal funds or Eurocurrency rates, plus margins set forth on the grid and, (B) in the case of swing line advances, based on prime rates, plus margins set forth on the grid, or quoted rates. Advances under the Credit Agreement are available to refinance the repayment of amounts outstanding under our prior credit facility (of which $45 million has already been refinanced under the new facility), for working capital support and other general corporate purposes, to finance development agreements and to finance acquisitions permitted under the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including, among other things, limitations on the Company and its subsidiaries with respect to indebtedness, liens, investments, distributions, redemptions, capital expenditures, mergers and acquisitions, disposition of assets, sale and lease back transactions and transactions with affiliates. The Credit Agreement also contains financial covenants that require the Company and its subsidiaries to maintain certain fixed charge coverage ratios, total leverage ratios, and consolidated EBITDA. The Credit Agreement restricts the Company’s ability to redeem shares of its capital stock by requiring, among other things, that before the Company may redeem in excess of $25,000,000 of its capital stock or rights, warrants or options to acquire its capital stock, the Company must, among other things, have delivered financial statements to the Agent for the period ended June 30, 2007, complied with certain financial covenants for such period and have a projected consolidated total leverage ratio of not greater than 1.5:1.0. These restrictions will limit the Company’s ability to extend the tender offer beyond $25,000,000 in value of shares.

The Credit Agreement provides for customary events of default, with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by the Subsidiaries and each guarantor proving to be false in any material adverse respect, certain insolvency or receivership events, defaults relating to certain other indebtedness and changes in control of the Company and its subsidiaries. In the event of a default, the Agent may, among other things, and at the request of the requisite number of lenders shall, declare all obligations under the Credit Agreement immediately due and payable, terminate the lenders’ commitments to make loans under the Credit Agreement, and enforce any and all rights of the lenders or Agent under the Credit Agreement and related documents.

The Subsidiaries’ obligations under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries pursuant to a Guaranty Agreement, dated as of April 27, 2007, by and among Comerica Bank, the Company and such subsidiaries (the “Guaranty”), and the Credit Agreement is secured pursuant to a Security Agreement, dated as of April 27, 2007, by and among the Subsidiaries and Comerica Bank, as agent (the “Security Agreement”).

A further description of the Credit Agreement is included in reports filed by us with the SEC. The description above does not purport to be a complete description and it is qualified in all respects by reference to the Credit Agreement, the Guaranty and the Security Agreement filed as exhibits to the Form 8-K filed with the SEC on May 3, 2007, which is incorporated herein by reference, and the Letter Agreement filed as an exhibit to the Form 8-K filed on June 8, 2007, which is incorporated herein by reference.

SECTION 10. CERTAIN INFORMATION CONCERNING US

Company Overview.    We are a supplier of interactive systems, server-based gaming systems, interactive electronic games, player terminals, stand-alone player terminals, video lottery terminals, cash transaction kiosks, electronic scratch ticket systems, electronic instant lottery systems, player tracking systems, casino cash and data management systems, slot accounting systems, slot management systems, and electronic and paper bingo systems for Native American, racetrack casino, casino, charity and commercial bingo, sweepstakes, lottery and video lottery markets. We design and develop networks, software and content that provide our customers with, among other things, comprehensive gaming systems delivered through a telecommunications network that links our player terminals with one another, both within and among gaming facilities. Our ongoing development and marketing efforts focus on Class II and Class III gaming systems, Class III stand-along gaming terminals and other products for use by Native American tribes; video lottery terminals, video lottery systems, stand-alone player terminals, electronic instant scratch systems and other products for domestic and international lotteries; products for domestic and international charity and commercial bingo markets; and promotional, sweepstakes and amusement with prize systems.

Our principal executive offices are located at 206 Wild Basin Road, Building B, Fourth Floor, Austin, Texas 78746 and our telephone number is (512) 334-7500.

Additional Information.    The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from that facility. You may obtain information about the Public Reference Room by calling the SEC at 1-(800) SEC-0330. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference.

Incorporation by Reference.    The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents, including the financial statements and notes related thereto contained therein:

MULTIMEDIA GAMES, INC.’S SEC FILINGS

Annual Report on Form 10-K (as amended)	Year ended September 30, 2006
Definitive Proxy Statement	Filed April 26, 2007
Quarterly Reports on Form 10-Q	Quarterly periods ended December 31, 2006 and March 31, 2007
Current Report on Form 8-K	Filed October 26, 2006
Current Report on Form 8-K	Filed May 3, 2007
Current Report of Form 8-K	Filed May 31, 2007
Current Report on Form 8-K	Filed June 8, 2007

All documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to the termination of the tender offer shall also be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 206 Wild Basin Road, Building B, Fourth Floor, Austin, Texas 78746, telephone: (512) 334-7500, Attention: Corporate Secretary. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

SECTION 11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

Shares Outstanding.    As of May 31, 2007, we had 27,866,402 issued and outstanding shares of common stock. At a minimum price of $12.25, we may purchase up to 2,040,816 shares of our common stock which represents approximately 7.32% of the total number of issued and outstanding shares as of May 31, 2007.

Interest of Directors and Executive Officers.    The following table lists, as of May 31, 2006, information relating to the ownership of our common stock by each of our directors and executive officers and by all directors and executive officers as a group. As of May 31, 2007 our directors and executive officers as a group (13 persons) beneficially owned an aggregate of 6,412,423 shares representing 20.77% of the outstanding shares of our common stock. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the tender offer. Accordingly, assuming we purchase 2,040,816 shares in the tender offer and assuming no director or executive officer tenders any shares in the tender offer, the tender offer will increase the proportional holding of our directors and executive officers as a group to approximately 22.24%. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the tender offer.

Name of Individual or Identity of Group	Position of Individual	As of May 31, 2007		Percent Owned After Offer (with above stated assumptions)
		Number of Shares Beneficially Owned	Percent Owned
Clifton E. Lind	Chief Executive Officer & Director	2,147,686	7.42%	7.98%
Gary L. Loebig	Executive Vice President of Sales	406,162	1.44%	1.55%
Brendan M. O’Connor	Executive Vice President and Chief Technical	413,000	1.46%	1.57%
P. Howard Chalmers	Senior Vice President of Planning and Corporate Communications	144,998	*	*
Randy S. Cieslewicz	Vice President and Chief Financial Officer	83,200	*	*
James A. Bannerot	Legal Coordinator	75,000	*	*
Michael J. Maples, Sr.	Director	67,500	*	*
Robert D. Repass	Director	182,500	*	*
John M. Winkelman	Director	230,000	*	*
Neil E. Jenkins	Director	10,000	*	*
Emanuel R. Pearlman	Director	2,321,327	8.33%	8.98%
All executive officers and directors as a group (13 persons)		6,412,423	20.77%	22.24%

(*)	Represents beneficial ownership of less than one percent.
(**)	Unless otherwise noted, the address for all officers and directors is the address of our principal executive offices at 206 Wild Basin, Building B, Fourth Floor, Austin, Texas 78746. Unless otherwise indicated, each of the listed shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

(1)	Consists of (i) 783,852 shares owned by Mr. Lind, (ii) 1,077,334 shares issuable upon the exercise of options that are currently exercisable, (iii) 27,000 shares held in various retirement accounts, and (iv) 259,500 shares held by the Lind Family Partnership.
(2)	Consists of (i) 1,000 shares owned by Mr. Loebig, and (ii) 405,162 shares issuable upon the exercise of stock options that are currently exercisable.
(3)	Consists of 413,000 shares issuable upon the exercise of stock options that are currently exercisable.
(4)	Consists of 144,998 shares issuable upon the exercise of stock options that are currently exercisable.
(5)	Consists of (i) 9,450 shares owned by Mr. Cieslewicz, and (ii) 73,750 shares issuable upon the exercise of stock options that are currently exercisable.
(6)	Consists of 75,000 shares issuable upon the exercise of stock options that are currently exercisable.
(7)	Consists of (i) 10,000 shares owned by Mr. Maples, and (ii) 57,500 shares issuable upon the exercise of stock options that are currently exercisable.
(8)	Consists of 182,500 shares issuable upon the exercise of stock options that are currently exercisable.
(9)	Consists of 230,000 shares issuable upon the exercise of stock options that are currently exercisable.
(10)	Consists of 10,000 shares issuable upon the exercise of options that are currently exercisable
(11)	Consists of (i) 10,000 shares issuable to Mr. Pearlman upon the exercise of options that are currently exercisable and (ii) 2,311,327 shares owned by Liberation Investment Group, LLC.
(12)	Consists of (i) 1,012,052 shares owned, (ii) 3,009,544 shares issuable upon the exercise of stock options that are exercisable within the next 60 days, and (iii) 2,390,827 indirect shares owned.

Recent Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares of common stock during the 60 days prior to June 8, 2007, except that Gary L. Loebig, our Executive Vice President of Sales, sold 191,060 shares of our common stock at an average price of $12.69 per share on June 1, 2007 pursuant to a 10b5-1 plan adopted on March 12, 2007.

Agreements, Arrangements or Understandings.    On October 24, 2006, the Company entered into an agreement (the “Settlement Agreement”) with Liberation Investments, L.P., certain entities affiliated with Liberation Investments, Emanuel R. Pearlman, an affiliate of Liberation Investments, and Neil E. Jenkins to settle a potential proxy contest between the Company’s incumbent Board of Directors and affiliates of Emanuel R. Pearlman and Liberation Investments. Pursuant to the Settlement Agreement, the number of directors constituting the Board of Directors was increased from five to six, Messrs. Pearlman and Jenkins were appointed to the Board of Directors and the Board of Directors formed, and Mr. Pearlman was appointed to, a Strategic Review Committee to oversee the Board of Directors’ review of prospective opportunities to enhance shareholder value. As a condition to the parties’ entrance into the Settlement Agreement, the Board of Directors adopted resolutions (i) approving the inclusion of Messrs. Jenkins and Pearlman on the slate of candidates proposed by the Board of Directors as nominees for election as directors at the annual shareholders meeting held May 30, 2007, (ii) recommending to shareholders that they vote for the election of Messrs. Jenkins and Pearlman at the annual shareholders meeting held May 30, 2007, and (iii) approving the retention of an executive search firm to initiate, on behalf of the Nominating and Governance Committee of the Board of Directors, a search for an additional qualified independent director to be added to the Board of Directors as a seventh member (filling a vacancy to be created at that time) as soon as such a candidate has been identified and has been offered, and has accepted, such appointment. Under the terms of the Settlement Agreement, Liberation Investments and its affiliates agreed not to solicit proxies or call a special meeting any time before the annual meeting held May 30, 2007.

At the annual shareholders meeting held May 30, 2007, upon recommendation of the Board of Directors, Messrs. Pearlman and Jenkins were elected by the shareholders to serve as directors of the Company. The Company is currently searching for the additional qualified independent director to be added to the Board of Directors as the seventh member. With respect to the Strategic Review Committee formed pursuant to the Settlement Agreement, the committee recommended the tender offer to the Board of Directors after reviewing prospective opportunities to enhance shareholder value. Following the Board of Directors’ approval of the tender offer, the Strategic Review Committee has been dissolved.

Except as otherwise described in this Offer to Purchase or as described in our most recent proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. See Section 9.

SECTION 12. EFFECTS OF THE TENDER OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

The purchase by us of shares in the tender offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. However, we believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares in the tender offer will cause the remaining outstanding shares to be delisted from NASDAQ. The tender offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the tender offer and the purchase of shares will cause the shares to be delisted from NASDAQ. See Section 7.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares in the tender offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in the tender offer pursuant to the terms of the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

SECTION 13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the tender offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.

SECTION 14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the tender offer to shareholders whose shares are properly tendered and accepted for payment pursuant to the tender offer. Those shareholders who do not participate in the tender offer should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only shareholders that hold shares as capital assets. Except as provided below, it does not address the tax consequences that may be relevant to particular shareholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, partnerships, expatriates, tax-exempt organizations, tax-qualified retirement plans, Non-United States Holders, persons who are subject to alternative minimum tax, or persons who hold shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, or persons that have a functional currency other than the United States dollar). This summary may not be applicable with respect to shares acquired as compensation, upon the exercise of stock options or under a tax-qualified retirement plan. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the tender offer.

WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE TENDER OFFER.

For purposes of this summary, a “United States Holder” is a beneficial owner of shares that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation or partnership (or other entity taxable as a corporation or partnership) created or organized in or under the laws of the United States or any State within the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for federal income tax purposes.

A “Non-United States Holder” is a beneficial owner of shares other than a United States Holder.

UNITED STATES HOLDERS

Sale and Exchange.    An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. If an exchange of shares for cash by a United States Holder pursuant to the tender offer is treated as a sale or exchange of such shares for United States federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the purchase price and the United States Holder’s adjusted tax basis in the shares purchased by us. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeds one year. The deductibility of capital losses may be subject to limitations.

The receipt of cash by a shareholder pursuant to the tender offer will be treated as a sale or exchange for United States federal income tax purposes if the exchange:

•	is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to the holder under Section 302(b)(2) of the Code; or

•	results in a “complete termination” of the holder’s stock interest in Multimedia Games, Inc. under Section 302(b)(3) of the Code.

In determining whether any of these tests has been met, a United States Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of Section 318 of the Code (including shares that are owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as shares that may be acquired through options that it owns).

A distribution to a shareholder will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s stock interest in the Company. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder’s proportionate interest will depend on the shareholder’s particular facts and circumstances. If, however, as a result of an exchange of shares for cash pursuant to the tender offer, a United States Holder whose relative stock interest (actual or constructive) in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in the Company (including any ownership of shares constructively owned), the holder generally should be regarded as having suffered a “meaningful reduction” in its interest in the Company.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a shareholder will be “substantially disproportionate” if the percentage of our outstanding voting stock actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the tender offer (treating shares exchanged pursuant to the tender offer as not outstanding) is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the shareholder immediately before the exchange (treating shares exchanged pursuant to the tender offer as outstanding), and immediately following the exchange the shareholder actually and constructively owns less than 50% of the total combined voting power of the Company.

A distribution to a shareholder will result in a “complete termination” if either (1) all of the shares actually and constructively owned by the shareholder are exchanged pursuant to the tender offer or (2) all of the shares actually owned by the shareholder are exchanged pursuant to the tender offer and the shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code.

Contemporaneous dispositions or acquisitions of stock by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code are satisfied. Each shareholder should be aware that because proration may occur in the tender offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the tender offer, fewer than all of such shares may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the tender offer will meet any of the three tests under Section 302 of the Code.

In consulting with their tax advisors, shareholders should strongly consider the advisability of conditioning the purchase of their tendered shares in the tender offer upon our purchase of all or a sufficient number of shares actually and constructively owned by such holder if necessary to produce the desired tax treatment.

Dividend.    If a United States Holder’s exchange of shares for cash pursuant to the tender offer does not constitute a sale or exchange, the receipt of cash by such holder pursuant to the tender offer will be treated as a dividend to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% of dividends deemed received. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder’s tax basis in the Company’s shares. Any remaining amount after the United States Holder’s tax basis in both the stock exchanged in the tender offer and the stock retained by the United States Holder, if any, has been reduced to zero will be taxable as capital gain (which will be long-term capital gain if the holder has held the shares for more than one year at the time of the exchange). The United States Holder’s tax basis (after the adjustment described in the previous sentence) in the stock exchanged in the tender offer generally will be transferred to any of its remaining stock in the Company, subject to, in the case of corporate shareholders, reduction of basis or possible gain recognition under Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. If the United States Holder does not retain any actual stock ownership in the Company (having a stock interest only constructively), the holder may lose the benefit of the holder’s adjusted tax basis in its shares. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code.

UNITED STATES FEDERAL INCOME TAX INFORMATION REPORTING AND BACKUP WITHHOLDING

Payments made to holders in the tender offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to withhold 28% of the amount of the purchase price paid to certain shareholders (who are not “exempt” recipients) pursuant to the tender offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such shareholder’s taxpayer identification number and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such shareholder is not subject to backup withholding. See Instructions 14 and 15 of the Letter of Transmittal.

Certain “exempt” recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to that shareholder’s exempt status. This statement can be obtained from the Depositary. See the Instructions to the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the shareholder’s United States federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury regulations.

NON-UNITED STATES HOLDERS

If the exchange is characterized as a sale (as opposed to a dividend) with respect to a Non-United States Holder, the holder generally will not be subject to United States federal income tax, and therefore may be entitled to a refund of the tax withheld by the Depositary with respect to the exchange unless:

•

the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

•

in the case of a non-resident alien individual who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” and certain other requirements are met.

We do not believe that we have been or currently are a “U.S. real property holding corporation.”

Withholding For Non-United States Holders.    The Depositary generally will treat the cash received by a Non-United States Holder participating in the tender offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States.

In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States, a Non-United States Holder must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor forms as the IRS designates). The Depositary will determine a shareholder’s withholding status based on such forms or other statements, unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a United States federal income tax return and will be subject to United States federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described in this Section 14 as if it were a United States Holder (and for certain corporate holders under certain circumstances, such holders will be subject to the branch profits tax).

A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets those tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

TAX RETURN DISCLOSURE AND INVESTOR LIST REQUIREMENTS

Tax regulations require a taxpayer who recognizes certain kinds of losses to report the transaction and certain other information on IRS Form 8886. The reporting requirements do not apply unless such loss is $2 million in the case of an individual, S corporation or trust, $10 million in the case of a corporation, $10 million in the case of a partnership composed only of corporations, and $2 million in the case of all other partnerships. Even if a loss is equal to or greater than the applicable threshold, the reporting requirements do not apply if the taxpayer’s basis in its shares meets certain requirements. If the reporting requirements apply, the tax regulations also require any “material advisors” to maintain records (including participant lists) and furnish such records to the IRS on demand.

You should consult your own tax advisors concerning whether the reporting requirements apply with respect to your exchange of shares.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE RECOMMEND THAT YOU CONSULT YOUR TAX

ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

SECTION 15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the tender offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer). Amendments to the tender offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, we will extend the tender offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule provides that if

•

we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

•

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then in each case the tender offer will be extended until the expiration of the period of ten business days.

SECTION 16. FEES AND EXPENSES

Dealer Manager.    We have retained Bear, Stearns & Co. Inc. to act as the Dealer Manager in connection with the tender offer. The Dealer Manager will receive reasonable and customary fees for these services. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the tender offer, including liabilities under the federal securities laws. The Dealer Manager and its affiliates may actively trade our debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities. In addition, the Dealer Manager may tender shares of our common stock into the tender offer for its own account.

The Dealer Manager and its affiliates have provided in the past, and are currently providing, investment banking and financial advisory services to us and our affiliates. The Dealer Manager and its affiliates have and will receive customary fees for such services.

Information Agent and Depositary.    We have retained MacKenzie Partners, Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 8 in the Letter of Transmittal.

SECTION 17. MISCELLANEOUS

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant to the tender offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the tender offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, YOU SHOULD NOT RELY ON THAT INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, OR THE INFORMATION AGENT.

MULTIMEDIA GAMES, INC.

MULTIMEDIA GAMES, INC.

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Depositary for the tender offer is:

By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane Concourse Level New York, New York 10038

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the tender offer.

The Information Agent for the tender offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (call collect)

or

Call Toll-Free (800) 322-2885

Email: multimediagames@mackenziepartners.com

The Dealer Manager for the tender offer is:

Bear, Stearns & Co. Inc.

383 Madison Avenue

New York, New York 10179

Toll Free: (866) 897-6798